UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                            -------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                      Date of Report
                      (Date of earliest
                      event reported):      June 8, 2001



                           Northland Cranberries, Inc.
               ---------------------------------------------------
             (Exact name of registrant as specified in its charter)



     Wisconsin                   0-16130                      39-1583759
--------------------       ---------------------          --------------------
  (State or other             (Commission File                (IRS Employer
  jurisdiction of                 Number)                  Identification No.)
   incorporation)

                      800 First Avenue South, P.O. Box 8020
                     Wisconsin Rapids, Wisconsin 54495-8020
        -----------------------------------------------------------------
           (Address of principal executive offices including zip code)



                                 (715) 424-4444
                       ----------------------------------
                         (Registrant's telephone number)

Item 5. Other Events.

      On April 24, 2001, we entered into a Second Amendment to Forbearance Agreement and Limited Waiver (the "Second Amendment") with Firstar Bank, N.A. and various financial institutions comprising our group of secured lenders, amending the Forbearance Agreement, dated as of December 13, 2000, which was previously amended on March 23, 2001 (as so amended, the "Agreement"). Pursuant to the Agreement, the bank group agreed to forbear from exercising various remedies available to it as a result of our defaults under certain covenants and payment requirements of our secured debt arrangements until April 30, 2001 (the "Forbearance Period"), so long as we remained in compliance with the terms and conditions of the Agreement. Pursuant to the Second Amendment, our bank group agreed to waive certain defaults then existing under the Agreement. In consideration of that waiver, we agreed, among other things, to develop information necessary to prepare a weekly cash budget that would be approved by the bank group and to limit our expenditures as set forth in the Second Amendment until such time as that budget has been prepared and approved. The Second Amendment is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

      On June 8, 2001, we announced that we had entered into a Third Amendment to Forbearance Agreement (the "Third Amendment") further amending the Agreement. The Third Amendment extends the Forbearance Period through July 30, 2001. Pursuant to the Third Amendment, we agreed to take certain actions including, among others, (i) paying interest on a weekly basis at a rate of 7% per annum on the principal amount outstanding under our revolving credit facility (although interest on outstanding principal continues to accrue at the higher default rate); (ii) limiting our expenditures to levels set forth in a budget prepared by us and approved by the bank group; (iii) making principal payments on scheduled dates, including June 15, 2001 and June 30, 2001; (iv) continuing our process of exploring strategic alternatives and providing our bank group with evidence satisfactory to the bank group in its discretion, by June 15, 2001, that we have made substantial progress in the pursuit of such alternatives; and
(v) entering into a corresponding amendment to our existing forbearance agreement with an insurance company lender. The Third Amendment is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

      On June 8, 2001, we issued a press release regarding the Third Amendment. The press release is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

      Also on June 8, 2001, we announced that we had sold our manufacturing plant in Mountain Home, North Carolina and our cranberry sauce business to Clement Pappas for the combined sum of approximately $13.3 million in cash, plus an additional amount for certain inventory items. We also entered into a contract manufacturing agreement with Clement Pappas whereby certain of our juice and juice concentrate products will continue to be manufactured at and shipped from the Mountain Home facility. The press release regarding this sale is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7. Financial Statements and Exhibits.

(c) We have filed the exhibits listed in the accompanying Exhibit Index as part of this Current Report on Form 8-K.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NORTHLAND CRANBERRIES, INC.



Date:  June 8, 2001                       By:  /s/ John Swendrowski
                                              ----------------------------------
                                                John Swendrowski
                                                Chairman and Chief Executive
                                                Officer

                           NORTHLAND CRANBERRIES, INC.

                            EXHIBIT INDEX TO FORM 8-K
                            Report Dated June 8, 2001


Exhibit No.                         Description

  (4.1) Second Amendment to Forbearance Agreement and Limited Waiver, dated as of April 24, 2001, by and among the Company, NCI Foods, LLC, a Wisconsin limited liability company, various financial institutions and Firstar Bank, N. A., as Agent.

  (4.2) Third Amendment to Forbearance Agreement, dated as of May 1, 2001, by and among the Company, NCI Foods, LLC, a Wisconsin limited liability company, various financial institutions and Firstar Bank, N. A., as Agent.

  (99.1)  Press Release, dated June 8, 2001.

  (99.2)  Press Release, dated June 8, 2001.